Exhibit 10.3

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (the “Agreement”) is made and entered by and between BAFFX17 LLC, a Delaware limited liability company and BAFFX17 Ltd, a limited company incorporated under the laws of England and Wales (“BAFFX17”), each of the individuals listed in Schedule B (each a “BAFFX17 Principal” and, collectively, the “BAFFX17 Principals”) and Zura Bio Limited (“Zura Bio”), an exempted company incorporated under the laws of the Cayman Islands with its registered office at Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands. BAFFX17 and Zura Bio are each referred to herein as a “Party” and collectively as the “Parties.” BAFFX17 and each BAFFX17 Principal are each referred to herein as a “BAFFX17 Party” and collectively as the “BAFFX17 Parties.”

RECITALS

WHEREAS, BAFFX17 contends that the agreements listed in Schedule A (collectively, the “BAFFX17 Agreements”) are legitimate and enforceable against Zura Bio or its affiliates;

WHEREAS, the Parties desire to fully and finally resolve any and all claims, demands, liabilities, or rights BAFFX17 or any of the BAFFX17 Principals could assert against Zura Bio or its affiliates, without admission of liability by either Party.

AGREEMENTS, RELEASES AND PROMISES

1.	Effective Date

This Agreement shall be effective on the date it has been signed by Zura Bio, which is hereinafter referred to as the “Effective Date.”

2.	Full and Final Release by BAFFX17

As a material inducement for, and in consideration of, this Agreement, each BAFFX17 Party, on behalf of itself, its predecessors, successors, affiliates, and assigns, and it and its past, present, and future officers, directors, shareholders, members, partners, attorneys, agents, employees, managers, representatives, assigns, and successors in interest, and all persons acting by, through, under, or in concert with it (together “the Releasing Party”), hereby releases and discharges Zura Bio and its affiliates, together with its predecessors, successors, and assigns and past, present, and future officers, directors, shareholders, members, partners, attorneys, agents, employees, managers, representatives, assigns, and successors in interest, and all persons acting by, through, under, or in concert with it, and each of them, from all known and unknown charges, including, but not limited to the BAFFX17 Agreements, along with any other complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, medical costs, pain and suffering, mental anguish, emotional distress, expenses (including attorneys’ fees and costs actually incurred), and punitive damages, of any nature whatsoever, known or unknown (each, a “Claim”) which the Releasing Party has, or may have had, against Zura Bio or its affiliates, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to or arising from the Settlement Matters (the “Released Claims”).

Each BAFFX17 Party, as the Releasing Party, acknowledges it may hereafter discover facts different from, or in addition to, those it now believes to be true with respect to the Released Claims. On its own behalf and on behalf of the Releasing Parties, each BAFFX17 Party agrees the general release and waiver is effective in all respects notwithstanding such different or additional facts or discovery, and this Agreement contemplates the extinguishment of all such Released Claims. By executing this Agreement, each BAFFX17 Party acknowledges the following: (a) it is represented by legal counsel of its own choosing; (b) it has read and fully understands the provisions of California Civil Code § 1542; and (c) it has been specifically advised by legal counsel of the consequences of the above waiver and this Agreement generally.

Each BAFFX17 Party, as the Releasing Party, expressly waives the provisions of California Civil Code § 1542, which provides: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in their favor at the time of executing the release and that, if known by them, would have materially affected their settlement with the debtor or released party.” The Releasing Party understands and acknowledges the significance and consequences of this specific waiver of Section 1542 and intends this release to be a full and unconditional release of all claims, whether known or unknown.

This Agreement resolves any claim for relief that is, or could have been alleged, no matter how characterized, including, without limitation, compensatory damages, damages for breach of contract, bad faith damages, reliance damages, liquidated damages, damages for humiliation and embarrassment, damage for interference with contractual or business relations, punitive damages, costs, and attorneys’ fees related to or arising from any action, agreement, matter, or claims.

3.	Termination of Other Agreements

As part of this Agreement, Zura Bio and BAFFX17 agree that the BAFFX17 Agreements are rendered null and void, and unenforceable in part or in whole by any BAFFX17 Party. Moreover, the Parties agree that nothing in this Agreement supports the conclusion that the BAFFX17 Agreements were ever legitimate and enforceable. However, to the extent the BAFFX17 Agreements could be deemed legitimate and enforceable, they are hereby terminated in their entirety and are of no further force or effect.

4.	Representations and Warranties by BAFFX17

a.	Each BAFFX17 Party represents and warrants that there exist no other contracts, agreements, promises, or other obligations of any kind, between such BAFFX17 Party and Zura Bio or its affiliates other than those identified in this Agreement and those listed in Schedule A.

b.	Each BAFFX17 Party represents and warrants that the individuals and entities listed in Schedule B have been the only officers, directors, managers, members, 5% or greater shareholders (or members or security holders of any kind), administrators, or related parties (as that term is defined in 17 CFR § 229.404) of BAFFX17 since December 8, 2022, and that no such individuals or entities have been immediate family members of any Zura Bio director, officer, or manager since December 8, 2022.

c.	Each BAFFX17 Party represents and warrants that it does not hold any pre-funded warrants, private warrants, options, shares, units or other equity holding of Zura Bio or its affiliates as of the date of this Agreement.

d.	Each BAFFX17 Party represents and warrants that it has received substantial consideration for entering into this Agreement.

5.	No Litigation by Zura Bio

In exchange for the consideration in this Agreement, Zura Bio agrees that it will not file litigation against BAFFX17 or any BAFFX17 Party contesting the legitimacy of the BAFFX17 Agreements, or litigation otherwise seeking to declare those agreements (or any other obligation asserted by BAFFX17) null and void.

6.	Entire Agreement

This Agreement constitutes the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, and communications, whether written or oral, relating to such subject matter.

7.	Governing Law and Venue

This Agreement shall be governed by and construed in accordance with the laws of Delaware without regard to its conflict of law principles. The Parties also agree that the venue of any action to enforce the provisions of this Agreement, or any document executed in connection with this Agreement, shall be in Delaware.

8.	No Right of Rescission

In entering into this Agreement, each Party assumes the risk of any mistake of fact or law. If any Party should later discover that any fact they relied upon in entering into this Agreement is not true, or that their understanding of the facts or law was incorrect, such Party shall not be entitled to seek rescission of this Agreement or revival of any Released Claims by reason of such discovery. This Agreement is intended to be, and is, final and binding upon the Parties regardless of any mistake of fact or law.

9.	Fees and Costs Previously Incurred

Each Party shall be responsible for its own attorneys’ fees and costs previously incurred in connection with this Agreement or the Released Claims.

10.	Authority to Execute

Each Party acknowledges that they have carefully read and fully understand all of the provisions of this Agreement; that they agree to all of the provisions of this Agreement; that each Party is voluntarily entering into this Agreement; and that each Party has the capacity to enter into this Agreement. The Parties also each represent and declare that in executing this Agreement they have relied upon their own judgment, belief, and knowledge.

Each Party and the person signing on behalf of each Party represents that the person signing this Agreement has the authority to execute this document and thereby bind the Party hereto on whose behalf the person is signing.

11.	Construction of the Agreement

Each of the Parties to this Agreement represents that they have had a full opportunity to participate in the negotiation and drafting of this Agreement and that each Party has entered into this Agreement for reasons of its own and not based upon the representations of any other Party hereto except as expressly set forth in this Agreement.

12.	Invalidity or Unenforceability

In the event that any provision of this Agreement is found to be invalid or unenforceable because it violates any statute, rule, regulation or common law, all other provisions of this Agreement shall remain in full force and effect. Notwithstanding the foregoing, the Parties acknowledge and agree that the Release set forth above, is necessary to this Agreement, without which the Parties would not have reached this Agreement.

13.	No Reliance on Parol Evidence or Other Representations

The consideration provided in this Agreement contains the entire consideration to which the Parties will be entitled to exchange for the agreements set forth herein. Except as expressly stated in this Agreement, no Party (or any director, officer, agent, employee, representative or attorney of any Party) has made any statement, representation or warranty to any other Party regarding any fact relied upon in entering into this Agreement, and no Party is relying upon any statement, representation, warranty or promise of any other Party (or any director, officer, agent, employee, representative or attorney of any Party) in executing this Agreement or in making this settlement, except as expressly stated in this Agreement.

14.	Amendment or Modifications

This Agreement may not be altered, amended, modified, or otherwise changed, except by a written agreement executed by a duly authorized representative of each Party.

15.	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Execution and delivery by electronic means (e.g., PDF or DocuSign) shall be valid and binding.

[Signature pages to follow.]

Dated: December 22, 2025

/s/ Lahmber Singh

Name: Lahmber Singh

On behalf of BAFFX17

Dated: December 17, 2025

/s/ Lahmber Singh

Lahmber Singh

BAFFX17– Director

Dated: December 18, 2025

/s/ Asim Mohammed

Asim Mohammed

BAFFX17– Former Director

Dated: December 29, 2025

/s/ Kim Davis

Kim Davis, Interim Chief Executive Officer

Zura Bio Limited

Schedule A

April 25, 2023 Side Letter between BAFFX17 Ltd and Zura Bio Limited

December 18, 2023 Amendment # 1 to April 25, 2023 Side Letter

Schedule B

Asim Mohammed – Director (September 2, 2022 – July 29, 2025)

Lahmber Singh – Director (July 29, 2025 to present)

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